Exhibit 99.1

news release

1901 Chouteau Avenue : St. Louis, MO 63103 : Ameren.com

Contacts:	Media Ameren Communications 314.554.2182 communications@ameren.com	Analysts Andrew Kirk 314.554.3942 akirk@ameren.com

For Immediate Release

Kimberly Harris joins Ameren Board of Directors

ST. LOUIS (Dec. 18, 2023) — The board of directors of Ameren Corporation (NYSE: AEE) announced today that Kimberly J. Harris has been elected to the Ameren board of directors, effective Jan. 1, 2024.

Harris brings extensive senior leadership experience to the Ameren board of directors. She is the former chief executive officer and president of Puget Sound Energy (PSE), Washington State's largest utility serving more than 1.5 million customers across 10 counties. During her 9-year tenure as CEO at PSE, she fostered a strong company culture focused on safety and increasing value for customers and investors.

Before being named CEO of PSE, Harris served as executive vice president and chief resource officer. In this role, she guided the expansion of the company’s energy efficiency program and led operations of the company's wind power facilities, which, at the time, was the nation's second-largest utility owned and operated wind farm.

"We are excited to have Kimberly join Ameren’s board of directors," said Martin J. Lyons, chairman, president and chief executive officer of Ameren. "In addition to her extensive leadership role with Puget Sound Energy, her considerable experience in regulatory and governance matters will benefit our customers, communities and shareholders."

Harris earned a Juris Doctor from Arizona State University and Bachelor of Arts in political science from San Diego State University.

About Ameren Corporation

St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric generation, transmission and distribution services, as well as natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated regional electric transmission projects in the Midcontinent Independent System Operator, Inc. For more information, visit Ameren.com, or follow us at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn.com/company/Ameren.

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